CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-210186 on Form N-1A of our report dated October 22, 2021, relating to the financial statements and financials highlights of First Trust Income Opportunities ETF (formerly known as First Trust CEF Income Opportunity ETF), appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund VIII as of and for the year ended August 31, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Miscellaneous Information” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

April 7, 2022